CERTIFICATE OF AMENDMENT

                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF
                              THERMO TERRATECH INC.



             Thermo TerraTech Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows, pursuant to Section 242 of the General Corporation Law of the State of Delaware:

             1. That Article FOURTH of the Restated Certificate of Incorporation of the Corporation, as restated on July 24, 1986 and amended on September 29, 1988, October 19, 1989 and December 14, 1995, is hereby further amended to increase the number of authorized shares of the Corporation's Common Stock, $.10 par value per share, from 30 million shares to 75 million shares and that such amendment is hereby effected by deleting said Article in its entirety and inserting the following in substitution therefor:

             "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is:

                       Seventy-Five Million (75,000,000) shares, and the par value of each such share is Ten Cents ($.10)."

             2. That the Board of Directors of the Corporation by unanimous written consent as of July 22, 1996, duly adopted the following resolutions:

        RESOLVED,      that  it  is   in  the  best   interests  of   the
                       Corporation that the authorized common stock of the Corporation, $.10 par value, be increased to 75 million shares, and that, upon the approval of such increase by the Corporation's Stockholders, the proper officers of the Corporation be, and each of them hereby are, authorized, empowered and directed to execute on behalf of the Corporation a Certificate of Amendment to the Corporation's
                       Restated Certificate of Incorporation to reflect such increase, and to file, or cause to be filed, such Certificate of Amendment with the Secretary of State of the State of Delaware.

        RESOLVED,      that the  Board  of  Directors  recommend  to  the
                       Stockholders for  approval at  the Annual  Meeting
                       the  increase   in   authorized  shares   of   the
                       Corporation's common stock to 75 million shares as
                       previously approved by the Directors.
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             3.   That on September 25, 1996, at the Corporation's Annual
        Meeting of Stockholders, the Amendment to the Corporation's Restated Certificate of Incorporation was duly adopted by the affirmative vote of Stockholders of the Corporation holding a majority of the shares of Common Stock, $.10 par value per share, of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

             IN WITNESS WHEREOF, this Certificate of Amendment has been executed on behalf of the undersigned corporation by its duly authorized officer and attested to by its duly authorized Secretary this 31st day of October, 1996.


                                           THERMO TERRATECH INC.


                                      By:_______________________________
                                                John P. Appleton
                                                Chief Executive Officer


        ATTEST:

        By:__________________________
             Sandra L. Lambert
             Secretary